Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

Lotus Technology Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation and Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Share, par value $0.00001 per share	Other	44,450,000	(2)	$4.955	(3)	$220,249,750	0.0001476	$32,509

		Total Offering Amounts						$220,249,750		$32,509
		Total Fee Previously Paid								—
		Total Fee Offsets								—
		Net Fee Due								$32,509

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares of the Registrant (“Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)

The Ordinary Shares registered hereby will be represented by American depositary shares (“ADSs”), each representing one Ordinary Share, of the Registrant. Consists of 700,000 Ordinary Shares previously issued to the Selling Securityholder named herein and 43,750,000 ADSs issuable by the Registrant pursuant to the Purchase Agreement entered into between the Registrant and the Selling Securityholder.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of ADSs as reported on September 16, 2024, which was approximately $4.955 per ADS.